                                                                 EXHIBIT 23.3(D)

To the Board of Directors
and Shareholder of
Fiskars Power Systems AB

     We consent to the incorporation by reference in the registration statements (Nos. 33-63969, 33-64818 and 33-88466) on Form S-3 and registration statements (Nos. 33-63973, 33-63971, 33-39311, 33-39310, 33-35202 and 33-64121) on Form S-8
of Exide Electronics Group, Inc. of our report dated December 22, 1995 with respect to the balance sheets of FPS Power Systems Oy Ab as of September 30, 1995 and December 31, 1994, and the related statements of income and of cash flows for the nine months ended September 30, 1995 and for the years ended December 31, 1994 and 1993, which report appears in the Amendment on Form 8-K/A to the Form 8-K of Exide Electronics Group, Inc. dated February 21, 1996.

KPMG Bohlins AB
Stockholm, Sweden
March 22, 1996

Thomas Thiel
Partner